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                                   EXHIBIT 99.1


                    Press Release dated September 11, 1997 and
                   titled "Amgen and NPS to Update Calcimimetics
                          Development Plans" attached

             AMGEN AND NPS TO UPDATE CALCIMIMETICS DEVELOPMENT PLAN

     Salt Lake City, Utah (September 11, 1997) -- At a Healthcare Meeting in New York, Amgen (Nasdaq: AMGN) will update its strategy for the ongoing development of NPS Pharmaceuticals' (Nasdaq: NPSP) novel drugs, referred to as "calcimimetics" for treating primary and secondary hyperparathyroidism
(HPT). In 1995, Amgen and NPS entered into an agreement for Amgen to develop and commercialize calcimimetic compounds based on NPS's proprietary technology. As a result of research and development experience to date, Amgen plans to elevate the calcimimetic program to a higher level of priority and also plans to start clinical trials with a second generation compound by the end of the first quarter of 1998.

     A Phase II study in patients with secondary HPT is currently ongoing. An interim analysis of this Phase II study showed that the first compound tested in humans, R-568, rapidly lowers parathyroid hormone levels to target ranges in dialysis patients with secondary HPT. The first of the calcimimetic class of compounds (R-568) is metabolized predominantly by polymorphic liver enzymes and has low bioavailability. This results in variability in blood levels of the drug. Preclinical testing suggests that second generation compounds will successfully address the concerns of polymorphism and low bioavailability of R-568.

     Kevin Sharer, President and COO of Amgen, commented on the development of calcimimetic compounds at Amgen by saying, "We are pleased that the current trial of R-568 has demonstrated proof of concept for controlling parathyroid hormone levels with these compounds. Calcimimetics are becoming an increasingly important part of our pipeline."

     Dr. Hunter Jackson, Chairman, CEO and President of NPS, stated: "The clinical performance of R-568 supports the usefulness of calcimimetic drugs in treating a complex disease in a patient population with serious health challenges. We are also pleased that Amgen expects to pursue an aggressive clinical development program in both primary and secondary HPT."

     NPS Pharmaceuticals, Inc., a development-stage enterprise, is engaged in the discovery and development of small molecule drugs that target cell surface receptors and ion channels. The Company is pursuing treatments for central nervous system disorders, including pain, and brain damage from stroke or head trauma. NPS is also developing novel therapeutics for osteoporosis in connection with its corporate partner, SmithKline Beecham, and therapies for hyperparathyroidism with licensees, Amgen and the Pharmaceutical Division of Kirin Brewery in Tokyo.

     Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

     NOTE: STATEMENTS INCLUDED WITHIN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL IN NATURE CONSTITUTE FORWARD-LOOKING STATEMENTS FOR THE PURPOSES OF THE SAFE HARBOR PROVIDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. EDITORS AND INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED HEREIN. CAREFUL CONSIDERATION SHOULD BE GIVEN TO CAUTIONARY STATEMENTS MADE IN AMGEN AND NPS DOCUMENTS RECENTLY FILED WITH THE SEC, IN PARTICULAR THEIR RESPECTIVE ANNUAL REPORTS ON FORM 10-K.


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